Exhibit 99.1

Amarin Reports Second Quarter 2016 Financial Results and Provides Update on Operations

Second Quarter Net Product Revenue Up 85% vs. Prior Year Period

Increasing Guidance on Full Year Net Product Revenue to $112-$125 Million

Management to Host Conference Call at 7:30 a.m. ET Today

BEDMINSTER, N.J., and DUBLIN, Ireland, August 4, 2016—Amarin Corporation plc (NASDAQ: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the three and six months ended June 30, 2016, and provided an update on company operations.

Key Amarin achievements since March 31, 2016 include:

•	Revenue growth: Recognized $32.8 million in net product revenue from Vascepa® (icosapent ethyl) sales in Q2 2016 compared to $17.7 million in Q2 2015, an increase of 85%;

•	Prescription growth: Increased normalized prescriptions, based on data from Symphony Health Solutions and IMS Health, by 55% and 58%, respectively, compared to Q2 2015, reflecting the tenth consecutive quarter of greater than 50% growth in normalized prescriptions over the corresponding quarter in the prior year;

•	R&D progress: Amended the REDUCE-IT special protocol assessment (SPA) agreement to include a second interim efficacy analysis at approximately 80% of targeted primary events and additional pre-specified secondary and tertiary endpoints while confirming FDA support for the key elements of the SPA agreement that were not amended;

•	Research data: Presented data showing Vascepa’s reduction of concentrations of potentially atherogenic lipoproteins in patients with Type 2 diabetes and persistent high triglyceride levels despite statin therapy and further characterizing the efficacy and safety of Vascepa in women;

•	Secured regulatory exclusivity: Granted five-year new chemical entity (NCE) marketing exclusivity supplementing the existing patent protection of Vascepa;

•	Improved cash flow: Consistent with target of becoming cash flow positive from commercial operations, excluding REDUCE-IT costs, at the start of 2017, net cash used in operating activities in Q2 2016 was lowered to approximately $9.0 million with spending levels intentionally held relatively flat; and

•	Strengthened management team: Appointed Michael W. Kalb, previously chief financial officer and chief accounting officer at Taro Pharmaceutical Industries, as the company’s new chief financial officer.

“We continued to identify areas of expanded opportunity in our core commercial business and accelerated growth during the second quarter,” stated John F. Thero, president and chief executive officer. “High-frequency calling on targeted physicians together with expanding managed care access and coverage have resulted in higher prescribing rates and overall improved prescription growth. We look forward to continuing to expand market share based on our current indication and First Amendment promotional rights while preparing to potentially significantly expand the population of patients receiving Vascepa due to high triglycerides after statin therapy assuming success of our ongoing cardiovascular outcomes study.”

Increases in New and Recurring Prescriptions Drive Steady Commercial Growth

During the second quarter, Amarin continued to see substantial prescription growth and steady increases in prescription omega-3 and non-statin market share, particularly among detailed physicians. Increased switching of patients to Vascepa from earlier generation triglyceride lowering therapy (i.e., generic omega-3 ethyl ester mixtures and fenofibrate products) is increasingly contributing to overall new prescription growth. Vascepa growth continues to be driven by focused message delivery, compelling supportive data and improved managed care coverage.

Normalized total Vascepa prescriptions, based on data from Symphony Health Solutions and IMS Health, totaled approximately 230,000 and 248,000, respectively, for the three months ended June 30, 2016. These prescription levels represent growth of approximately 55% and 58%, respectively, from prior year levels, and approximately 14% and 16%, respectively, compared to Q1 2016. This increase in prescriptions reflects the sales and marketing activities of both Amarin and our Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc.

Growth in both new and recurring Vascepa prescriptions resulted in increased shipment volumes to wholesalers during the quarter. While prescription growth was the foundation for reported revenue growth in Q2 2016, the growth in revenue reported in Q2 2016 compared to Q2 2015 also included the effect of increased inventory levels at wholesalers and to a smaller extent higher net product pricing.

Inventory levels at wholesalers tend to fluctuate based on seasonal factors, prescription trends and other factors. In Q1 2016, overall wholesaler inventory levels decreased from year-end 2015 calculated based on estimated days of Vascepa sales on hand. In Q2 2016, the trend was reversed and overall wholesaler inventory levels increased. Consequently, we estimate that the net overall increase in wholesaler inventory levels contributed approximately $1.5 million to $1.8 million to net product revenues for the six months ended June 30, 2016. During the same six-month period last year, we estimate that the impact of fluctuations in wholesaler inventory levels was more modest with lower net wholesaler inventory levels decreasing revenue by less than $1.0 million.

On a quarterly basis, we estimate that the net overall increase in Q2 2016 wholesaler inventory levels from Q1 2016 added approximately $2.9 million to $3.2 million to our reported revenues for the second quarter of 2016. The increase in inventory levels at wholesalers during Q2 2016 follows an estimated $1.2 million to $1.5 million decline in Q1 2016 revenues due to reduced wholesaler inventory levels during the first three months of 2016. The foregoing estimates are based on inventory data provided to us by certain wholesalers and prescription data provided by Symphony Health Solutions and IMS Health.

Additional Endpoints and Second Interim Efficacy Analysis Strengthen REDUCE-IT Trial

The REDUCE-IT cardiovascular outcomes trial continues on schedule towards anticipated completion in 2017 and publication of results in 2018. The results of this important trial, if successful, could lead to improved medical care for tens of millions of patients. As the trial progresses toward completion, Amarin has explored ways to mitigate regulatory risk, broaden the potential findings and accelerate the availability of final data. To this end, the company recently amended the study protocol to add more pre-specified secondary and tertiary efficacy endpoints and a second protocol-specified interim efficacy analysis. The SPA amendment does not change the primary endpoint or the overall size of the REDUCE-IT study, as confirmed with the FDA in the SPA agreement as amended. The SPA amendment does not change the company’s prior guidance on timing.

In an effort to more broadly characterize the potential benefits of Vascepa, particularly among key patient subgroups, the study now includes more than 30 pre-specified secondary and tertiary endpoints designed to capture multiple potential drug effects in various subpopulations. The added endpoints could result in improved patient care for specific groups within the diverse population studied in REDUCE-IT and are expected to support a variety of new publications furthering our goal to support informed medical decisions.

The first interim efficacy and safety analysis by the independent data monitoring committee (DMC) at approximately 60% of targeted primary events is expected to occur in September or October 2016. Preparations for the second planned interim efficacy analysis will be triggered by the onset of approximately 80% of the target aggregate number of primary cardiovascular events in the study. Based on historical event rates, Amarin anticipates that the onset of approximately 80% of events will occur in the first half of 2017, with the second pre-specified interim efficacy and safety analysis by the DMC expected around mid-2017. As is typical of interim analyses, the statistical threshold for defining overwhelming efficacy on the primary endpoint that would call for stopping the study early in connection with such analysis is considerably higher than the threshold for defining statistical significance after the expected completion of the study. Accordingly, Amarin continues to expect that the DMC’s 60% and 80% interim analyses will each result in a recommendation to continue the REDUCE-IT study as planned.

Amarin will remain blinded to the interim and ongoing results of the REDUCE-IT study as well as to any interim p-values and other statistical information until after the study is ready to be stopped, either at an interim analysis or at the final analysis.

Financial Update

Net product revenue for the three months ended June 30, 2016 and 2015 was $32.8 million and $17.7 million, respectively. Net product revenue for the six months ended June 30, 2016 and 2015 was $58.1 million and $33.3 million, respectively. These increases in net product revenue were primarily attributable to increases both in new and recurring prescriptions of Vascepa driven by increased sales productivity and a significant increase in the level of inventories held by independent wholesalers, our customers, as of June 30, 2016.

Based on year-to-date results and anticipated trends, Amarin is increasing its guidance estimate for total 2016 net product revenue to $112 million to $125 million. Amarin expects continued total prescription (TRx) growth to drive increased full-year 2016 revenue despite the potential impact of periodic fluctuations in wholesaler inventory levels. Amarin continues to expect that, based on its projected revenue growth, the company is positioned to enter 2017 cash flow positive from commercial operations, excluding REDUCE-IT and other R&D expenses not required to sustain current commercial operations.

In addition, Amarin recognized licensing revenue of $0.5 million in the six months ended June 30, 2016 related to agreements for the commercialization of Vascepa outside the United States. Based upon current estimates, Amarin anticipates approximately $1.1 million in licensing revenue to be recognized in aggregate during 2016 from existing agreements, including the $0.5 million recognized in the first six months of 2016.

Cost of goods sold for the three months ended June 30, 2016 and 2015 was $8.9 million and $6.4 million, respectively. Cost of goods sold for the six months ended June 30, 2016 and 2015 was $15.8 million and $12.0 million, respectively. Gross margin on product sales improved to 73% in the three and six months ended June 30, 2016 as compared to 64% in the three and six months ended June 30, 2015. The improvement in gross margin on product sales was primarily driven by lower active pharmaceutical ingredient cost.

Selling, general and administrative (SG&A) expenses in the six months ended June 30, 2016 and 2015 were $54.1 million and $50.8 million, respectively. The increase in SG&A expenses primarily reflects a $4.9 million increase in co-promotion fees payable to Kowa Pharmaceuticals America, Inc., resulting from a year-over-year increase in gross margin on product sales in 2016 coupled with an increase from 15% to 19% of aggregate Vascepa gross margin earned by Kowa Pharmaceuticals America, Inc.; and an increase in non-cash stock-based compensation expense, partially offset by a decrease in legal fees. Focused on continued increases in sales productivity, the company currently anticipates its SG&A costs in 2016 as a whole will be substantially consistent with that in 2015, with the exception of non-cash costs and anticipated increases in the co-promotion fees earned by Kowa Pharmaceuticals America, Inc. associated with anticipated increases in net product revenues.

Research and development expenses in the six months ended June 30, 2016 and 2015 were $26.3 million and $24.6 million, respectively. This increase in expense was primarily driven by the timing of REDUCE-IT expenses. Research and development costs in 2016, excluding non-cash costs, are expected to be similar in aggregate to 2015, including annual REDUCE-IT costs of approximately $30 million to $40 million until study completion with quarterly variability due to the timing of study-related costs.

Under GAAP, Amarin reported a net loss applicable to common shareholders of $13.4 million in the second quarter of 2016, or basic and diluted loss per share of $0.07. This net loss included $3.4 million in non-cash stock-based compensation expense and a $5.8 million non-cash gain on the change in fair value of derivatives. Amarin reported a net loss applicable to common shareholders of $62.9 million in the second quarter of 2015, or basic and diluted loss per share of $0.35. This net loss included $3.2 million in non-cash stock-based compensation expense, a $0.6 million non-cash loss on the change in fair value of derivatives, and a $31.3 million charge for a non-cash deemed dividend for accounting purposes.

Under GAAP, Amarin reported a net loss applicable to common shareholders of $43.1 million in the six months ended June 30, 2016, or basic and diluted loss per share of $0.23. This net loss included $7.0 million in non-cash stock-based compensation expense and a $4.6 million non-cash gain on the change in fair value of derivatives. For the six months ended June 30, 2015, Amarin reported a net loss applicable to common shareholders of $94.8 million, or basic and diluted loss per share of $0.53. This net loss included $6.3 million in non-cash stock-based compensation expense, a $0.1 million non-cash loss on the change in fair value of derivatives, and $32.2 million in charges for non-cash deemed dividends for accounting purposes.

Excluding non-cash gains or losses for stock-based compensation, change in fair value of derivatives, and the non-cash deemed dividend, non-GAAP adjusted net loss was $15.8 million for the second quarter of 2016, or non-GAAP adjusted basic and diluted loss per share of $0.09, compared to non-GAAP adjusted net loss of $27.7 million for the second quarter of 2015, or non-GAAP adjusted basic and diluted loss per share of $0.15.

Excluding non-cash gains or losses for stock-based compensation, warrant compensation, change in fair value of derivatives, and the non-cash deemed dividends, non-GAAP adjusted net loss was $40.7 million for the six months ended June 30, 2016, or non-GAAP adjusted basic and diluted loss per share of $0.22, compared to non-GAAP adjusted net loss of $56.3 million for the six months ended June 30, 2015, or non-GAAP adjusted basic and diluted loss per share of $0.32.

Amarin reported cash and cash equivalents of $72.5 million at June 30, 2016. Net cash used in operating activities in the quarter ended June 30, 2016 of $9.0 million decreased compared to $25.6 million in the corresponding quarter of 2015 as a result of increased collections due to higher revenues, which resulted in decreased net loss. As of June 30, 2016, the company had $17.6 million in net accounts receivable ($21.5 million in gross accounts receivable before allowances and reserves) and $20.3 million in inventory.

As of June 30, 2016, Amarin had approximately 184.6 million American Depository Shares (ADSs) and ordinary shares outstanding, 32.8 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 20.6 million equivalent shares underlying stock options at a weighted-average exercise price of $3.42, as well as 10.4 million equivalent shares underlying restricted or deferred stock units.

Conference call and webcast information

Amarin will host a conference call at 7:30 a.m. ET today, August 4, 2016. The call will be webcast live with slides and accessible through the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13641286.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for stock-based compensation, warrant compensation, change in fair value of derivatives, and non-cash deemed dividends. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes a commitment to an ongoing outcomes study. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a highly-pure, omega-3 fatty acid product available by prescription. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About VASCEPA® (icosapent ethyl) capsules

VASCEPA® (icosapent ethyl) capsules are a single-molecule prescription product consisting of 1 gram of the omega-3 acid commonly known as EPA in ethyl-ester form. Vascepa is not fish oil, but is derived from fish through a stringent and complex FDA-regulated manufacturing process designed to effectively eliminate impurities and isolate and protect the single molecule active ingredient. Vascepa is known in scientific literature as AMR101.

FDA-approved Indication and Usage

•	VASCEPA (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of VASCEPA on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for VASCEPA

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.

•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction >3% and greater than placebo.

•	Patients receiving treatment with VASCEPA and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.

•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.

•	Patients should be advised to swallow VASCEPA capsules whole; not to break open, crush, dissolve, or chew VASCEPA.

•	Adverse events and product complaints may be reported by calling1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the United States Food and Drug Administration (FDA) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa; expectations regarding TRx trends and wholesaler inventory levels; expectations regarding Vascepa sales, revenue, costs and other financial metrics; expectations related to Amarin’s anticipated financial position and outlook in 2016 and the years that follow such as the company’s potential to enter 2017 as cash flow positive from commercial operations; expectations for event rates, interim data reviews, results and related announcements with respect to Amarin’s REDUCE-IT cardiovascular outcomes study; expectations related to the interim and final outcome of the REDUCE-IT study and the anticipated successful completion of the REDUCE-IT study; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in filings with the U.S. Securities and Exchange Commission, these risks and uncertainties include the following: Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business (including the REDUCE-IT study), is based on management’s current expectations concerning TRx trends and wholesaler inventory levels, which tend to fluctuate based on seasonal factors, prescription trends and other factors and accordingly may be lower in subsequent periods, efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical REDUCE-IT clinical trial event rates may not be predictive of future results and related cost may increase beyond expectations; the risk that future litigation, court decisions and interpretation and interactions with regulatory authorities may impact Vascepa marketing and sales rights and efforts; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important Information Regarding Prescription Data and Product Revenue

The historical prescription data provided in this press release is based on data published by third parties. References to normalized prescriptions equate to 120 capsules or one month’s supply. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in similar stages of launch of other pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales may affect future prescription trends of Vascepa on a monthly and quarterly basis, for example, as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, and in light of seasonal fluctuations before making an assessment about potential future performance. The commercialization and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers and its ability to benefit from continued contributions of its Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Quarterly Report on Form 10-Q.

Availability of Other Information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Investor Relations:

Kathryn McNeil

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Lee M. Stern

Trout Group

In U.S.: +1 (646) 378-2992

lstern@troutgroup.com

Media Inquiries:

Kristie Kuhl

Finn Partners

In U.S.: +1 (212) 583-2791

Kristie.kuhl@finnpartners.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	June 30, 2016	December 31, 2015
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$72,491	$106,961
Restricted cash	600	600
Accounts receivable, net	17,639	13,826
Inventory	20,306	18,985
Prepaid and other current assets	5,476	3,152

Total current assets	116,512	143,524

Property, plant and equipment, net	137	243
Deferred tax assets	21,718	19,872
Other long-term assets	174	174
Intangible asset, net	9,095	9,417

TOTAL ASSETS	$147,636	$173,230

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$14,811	$10,832
Accrued expenses and other current liabilities	31,052	24,226
Current portion of long-term debt	30,816	14,742
Deferred revenue, current	1,172	923

Total current liabilities	77,851	50,723

Long-Term Liabilities:
Exchangeable senior notes, net of discount	125,644	136,734
Long-term debt	90,150	91,512
Long-term debt derivative liabilities	3,610	8,170
Deferred revenue, long-term	14,529	13,308
Other long-term liabilities	268	335

Total liabilities	312,052	300,782

Stockholders’ Deficit:
Preferred stock	24,364	24,364
Common stock	151,183	149,978
Additional paid-in capital	822,013	816,171
Treasury stock	(1,197)	(411)
Accumulated deficit	(1,160,779)	(1,117,654)

Total stockholders’ deficit	(164,416)	(127,552)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$147,636	$173,230

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended June 30, (in thousands, except per share amounts)		Six months ended June 30, (in thousands, except per share amounts)
	2016	2015	2016	2015
Product revenue, net	$32,815	$17,707	$58,122	$33,265
Licensing revenue	296	—	532	375

Total revenue, net	33,111	17,707	58,654	33,640
Less: Cost of goods sold	8,861	6,381	15,757	12,008

Gross margin	24,250	11,326	42,897	21,632

Operating expenses:
Selling, general and administrative (1)	26,066	26,054	54,086	50,795
Research and development (1)	12,578	12,009	26,308	24,623

Total operating expenses	38,644	38,063	80,394	75,418

Operating loss	(14,394)	(26,737)	(37,497)	(53,786)

Gain (loss) on change in fair value of derivative liabilities (2)	5,810	(600)	4,560	(136)
Interest expense, net	(5,616)	(4,807)	(11,202)	(9,692)
Other (expense) income, net	(182)	95	(303)	(33)

Loss from operations before taxes	(14,382)	(32,049)	(44,442)	(63,647)
Benefit from income taxes	1,028	537	1,317	1,009

Net loss	(13,354)	(31,512)	(43,125)	(62,638)
Preferred stock purchase option	—	—	—	(868)
Preferred stock beneficial conversion feature	—	(31,341)	—	(31,341)

Net loss applicable to common shareholders	$(13,354)	$(62,853)	$(43,125)	$(94,847)

Loss per share:
Basic	$(0.07)	$(0.35)	$(0.23)	$(0.53)
Diluted	$(0.07)	$(0.35)	$(0.23)	$(0.53)
Weighted average shares:
Basic	184,471	180,464	184,262	178,036
Diluted	184,471	180,464	184,262	178,036

(1)	Excluding non-cash stock-based compensation, selling, general and administrative expenses were $23,173 and $23,680 for the three months ended June 30, 2016 and 2015, respectively, and research and development expenses were $12,106 and $11,167, respectively, for the same periods. Excluding non-cash stock-based compensation as well as co-promotion fees paid to our U.S. co-promotion partner, selling, general and administrative expenses were $18,622 and $21,981 for the three months ended June 30, 2016 and 2015, respectively.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities, and a preferred stock purchase option derivative liability.

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended June 30, (in thousands, except per share amounts)		Six months ended June 30, (in thousands, except per share amounts)
	2016	2015	2016	2015
Net loss for EPS[1] — GAAP	$(13,354)	$(62,853)	$(43,125)	$(94,847)
Stock-based compensation expense	3,365	3,216	6,962	6,258
Warrant compensation income	—	—	—	(9)
(Gain) loss on change in fair value of derivatives	(5,810)	600	(4,560)	136
Preferred stock purchase option	—	—	—	868
Preferred stock beneficial conversion feature	—	31,341	—	31,341

Adjusted net loss for EPS[1] — non GAAP	$(15,799)	$(27,696)	$(40,723)	$(56,253)

[1]basic and diluted

Loss per share:
Basic and diluted — non GAAP	$(0.09)	$(0.15)	$(0.22)	$(0.32)

Weighted average shares:
Basic and diluted	184,471	180,464	184,262	178,036